UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2012

AMBASE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07265	95-2962743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employment Identification Number)

100 PUTNAM GREEN, GREENWICH, CT  06830-6027
(Address of principal executive offices, including zip code)

(203) 532-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01. OTHER INFORMATION

As previously reported by AmBase Corporation (“AmBase” or the “Company”), on December 29, 2011, the Department of Justice (“DOJ”), on behalf of the United States of America, filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit from the judgment in No. 93-531C, entered on August 31, 2011, including (but not limited to):  (1) the published opinion and order in No. 93-531, entered on August 31, 2011; (2) the order denying the motion for reconsideration in No. 93-531, entered on October 31, 2011 with regard to the Company’s Supervisory Goodwill case.

On March 8, 2012, the DOJ, on behalf of the United States of America, filed a motion to extend the deadline for filing its initial appellate brief, which is due to expire on March 19, 2012 to May 18, 2012. Preliminary discussions between representatives of the Company and of the DOJ regarding a possible settlement of the Supervisory Goodwill legal proceedings have taken place in recent months.  In light of those discussions, the Company does not intend to contest the DOJ’s motion.

Settlement discussions may not progress, and may be discontinued or continued, at any time or from time to time. The outcome of any settlement discussions cannot be predicted. The Company expressly disclaims any obligation to update, in its public filings with the Commission, or via other forms of public dissemination, the status or progress of any informal or formal settlement discussions with respect to the Supervisory Goodwill legal proceedings, and no inference regarding the status of any such settlement proceedings should be drawn from the absence or frequency of any such updates.

The Company, with its outside advisors, will continue to take appropriate steps on behalf of AmBase’s interests.  The Company can give no assurances regarding the ultimate outcome of the Supervisory Goodwill legal proceedings, the total amount of any award or when it might be received.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASE CORPORATION

Date:  March 8, 2012                                                                          By /s/ Richard A. Bianco
Richard A. Bianco
Chairman, President and Chief ExecutiveOfficer